EXHIBIT 2.3

DOCUMENT NO.  1069 /1998

                                 Recorded
                in this Free and Hanseatic City of Hamburg
                             on 24 July 1998.

                                Before me,
          the Hamburg notary public Dr. jur. Ascan Pinckernelle
            whose office is at Loogestrasse 22, 20249 Hamburg,
                              today appeared

                   at Warburgstrasse 50, 20354 Hamburg,
                   where I had proceeded upon request:

today appeared

1. Mr. Steven L. Zink, Sceptre House, 169-173 Regent Street, London W1R 7FB, acting not on behalf of himself but

      a) in his capacity as executive director (GESCHAFTSFUHRER) with the sole power of representation and exempted from the restrictions of
            Section 181 of the German Civil Code for Weider Nutrition GmbH of Warburgstrasse 50, 20354 Hamburg, registered in the commercial register of the local court in Hamburg under HRB 68089;


                                    - hereinafter referred to as "Weider GmbH" -

      b) in his capacity as executive director with the sole power of representation and exempted from the restrictions of Section 181 of the German Civil Code for Zweiundachtzigste Verwaltungsgesellschaft Dammtor mbH of Warburgstrasse 50, 20354 Hamburg, registered in the commercial register of the local court in Hamburg under HRB 67421; his appointment as executive director of this company was notarised by me, the acting notary, of even date herewith;

                                       - hereinafter referred to as "Dammtor" -;

2.    Mr. Wolfgang Brandt of Ansorgestrasse 24, 22605 Hamburg; and

3.    Mr. Eberhardt Schluter of Bohmersweg 9, 20148 Hamburg;

- all persons appearing are personally known to me -

and stated for my record:
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                                       I.

At our request this record is being executed in the English language; parts thereof are translated into German. Each of us is sufficiently familiar with the English language.

- I, the acting notary, have satisfied myself of the truthfulness of this statement. I, too, am sufficiently familiar with the English language -

                                       II.

On 9 July 1998 Weider Nutrition Group, Inc. and the persons appearing as per 2 and 3 concluded a stock purchase agreement (the "Stock Purchase Agreement") regarding all of the shares in Haleko Hanseatisches Lebensmittel Kontor GmbH (the "Company") (deed no. 978/1998 of the notary Dr. jur. Ascan Pinckernelle); with legal effect of today Weider Nutrition Group, Inc. assigned the Stock Purchase Agreement and all its rights and obligations thereunder to the companies represented by the person appearing as per 1, pursuant to Section 10 of the Stock Purchase Agreement; a certified copy of the said assignment is attached to this deed as Annex. Capitalised and other defined terms in this agreement shall have the same meaning as in the said Stock Purchase Agreement unless otherwise defined herein.

On 24 July 1998 the parties of the Stock Purchase Agreement waived the fulfillment of the Condition Precedent Section 3.1 (h) and amended the Stock Purchase Agreement regarding certain provisions on the completion (deed no. 1068/1998 of the acting notary) ("Amendment"). Following the terms and conditions specified in the Stock Purchase Agreement and in the Amendment the parties confirm that the Conditions Precedent have meanwhile been fulfilled. In this context Sellers expressly confirm and guarantee that the Condition Precedent in Section 3.1 (b) has been fulfilled, i.e. that all necessary actions have been taken to sever all connections between the Company and Haleko France and that the name of Haleko France has been changed. The parties now wish to proceed to the completion of the Stock Purchase Agreement pursuant to the terms and conditions of the Amendment:
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1.    Therefore the person appearing as per 2 hereby transfers, free and clear of all encumbrances, together with the right to receive undistributed dividends in respect of previous business years and the current business year, the following shares in the Company:

       one share of     DM 21,000.00
       one share of     DM 25,000.00
       one share of     DM 100,000.00
       one share of     DM 100,000.00
       one share of     DM 250,000.00

       to Weider GmbH represented
       by the person appearing as
       per 1, and

       one share of DM 4,000.00

       to Dammtor represented by
       the person as per 1,

2. The person appearing as per 3 hereby transfers, free and clear of all encumbrances, together with the right to receive undistributed dividends in respect of previous business years an the current business year, the following shares in the Company: one share of DM 16,000.00 one share of DM 9,000.00 one share of DM 25,000.00 one share of DM 100,000.00 one share of DM 100,000.00 one share of DM 250,000.00 one share of DM 250,000.00 one share of DM 250,000.00

      to Weider GmbH represented
      by the person appearing as
      per 1.

1. Der Erschienene zu 2 tritt hiermit mit allen Rechten und Pflichten, einschlie(beta)lich der Gewinnbezugsrechte fur das laufende und die vorangegangenen Geschaftsjahre

        einen Geschaftsanteil von   DM  21.000.00
        einen Geschaftsanteil von   DM  25.000.00
        einen Geschaftsanteil von   DM 100.000.00
        einen Geschaftsanteil von   DM 100.000.00
        einen Geschaftsanteil von   DM 250.000.00

        an die Weider GmbH, vertreten
        durch den Erschienenen zu 1 ab,
        sowie

        einen Geschaftsanteil von DM 4.000

        an  Dammtor vertreten durch den
        Erschienenen zu 1 ab. Die
        abgetretenen Geschaftsanteile sind
        frei von jedweden Belastungen.


2. Der Erschienene zu 3 tritt hiermit mit allen Rechten und Pflichten, einschlie(beta)lich der Gewinnbezugsrechte fur das laufende und die vorangegangenen Geschaftsjahre



        einen  Geschaftsanteil   von   DM  16.000.00
        einen  Geschaftsanteil   von   DM   9.000.00
        einen  Geschaftsanteil   von   DM  25.000.00
        einen  Geschaftsanteil   von   DM 100.000.00
        einen  Geschaftsanteil   von   DM 100.000.00
        einen  Geschaftsanteil   von   DM 250.000.00
        einen  Geschaftsanteil   von   DM 250.000.00
        einen  Geschaftsanteil   von   DM 250.000.00

        an die Weider GmbH,  vertreten durch
        den   Erschienenen   zu  1  ab.  Die

3. Weider GmbH and Dammtor abgetretenen Geschaftsanteile sind hereby accept the frei von jedweden Belastungen. transfer of the shares.

3. Weider GmbH und Dammtor nehmen hiermit die Abtretung der Geschaftsanteile an.

4. The transfer of the above shares shall be subject to the condition precedent of the payment of the Initial Cash Payment to the accounts specified in the Amendment. This condition shall be deemed to be fulfilled if the lawyers Schon Nolte Finkelnburg & Clemm, Warburgstra(beta)e 50, notify the acting notary in writing that the amounts were transferred to the respective accounts. The acting notary is hereby instructed to attach a certified copy of this notification to this deed and to send a certified copy thereof to the Sellers and to Mr. Michael Leue of Abteistra(beta)e 57, 20149 Hamburg.

4. Die Abtretung der obigen Geschaftsanteile steht unter der aufschiebenden Bedingung, da(beta)der vereinbarte Kaufpreis (Initial Cash Payment) auf die in der Kaufvertraganderungsurkunde aufgefuhrten Konten uberwiesen wird. Diese Bedingung gilt als erfullt, wenn die Rechtsanwalte Schon Nolte Finkelnburg & Clemm, Warburgstra(beta)e 50, dem amtierenden Notar schriftlich mitteilen, da(beta) die Betrage auf die entsprechenden Konten uberwiesen wurden. Der Notar wird hiermit beauftragt, eine beglaubigte Ablichtung dieser Mitteilung dieser Urkunde als Anlage beizufugen und an die Verkaufer, und an Herrn Michael Leue, geschaftsansa(beta)ig:
      Abteistra(beta)e 57, 20149 Hamburg, weiterzuleiten.

This Agreement is made in the English and partially the German language. Where German terms, added in parenthesis, or the German translation exists, the German meaning shall prevail.

All costs in connection with this deed and its implementation shall be borne in accordance with Section 11 of the Stock Purchase Agreement.

This record was read to the persons appearing, approved by them and signed in their own hands as follows:

/s/ STEVEN L. ZINK
    Steven L. Zink

/s/ WOLFGANG BRANDT
    Wolfgang Brandt

/s/ EBERHARDT SCHLUTER
    Eberhardt Schluter

                                                /s/ DR. ASCAN PINCKERNELLE
                                                    Dr. Ascan Pinckernelle
                                                       [Notary Public]
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                   (lto entwurf/haleko/Exhibit D - Weiderk3c)